                         Exhibit 99.1

                         For Information
                          Brent A. Collins
                              303-861-8140

SM ENERGY BOARD DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER – October 15, 2010 – SM Energy Company (NYSE: SM) today announces that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share of common stock.  The dividend will be paid on November 8, 2010, to stockholders of record as of the close of business October 29, 2010.  SM Energy currently has approximately 63.0 million shares of common stock outstanding.

SM Energy has paid cash dividends to stockholders every year since 1940.  Company management plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject to future earnings, capital requirements, financial condition, credit facility covenants, and other factors.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including plans for future periods.  The words “will” and “plans” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K filed with the SEC.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.